Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Third Quarter Earnings

Syracuse, NY, October 14, 2010 - Alliance Financial Corporation (“Alliance”, or the “Company”) (NasdaqGM: ALNC), the holding company for Alliance Bank, N.A., announced today its net income for the quarter ended September 30, 2010 was $3.1 million or $0.66 per diluted share, compared to $3.0 million or $0.64 per diluted share in the year-ago quarter.

Net income for the nine months ended September 30, 2010 was $8.8 million, compared to $8.0 million in the year-ago period.

Net income available to common shareholders for the nine months ended September 30, 2010 was $8.8 million or $1.89 per diluted share, compared with $6.9 million or $1.49 per diluted share in the year-ago period. Preferred dividends and the accretion of the discount on preferred stock issued under the Treasury Department’s Capital Purchase Program was $1.1 million or $0.24 per diluted share for the nine months ended September 30, 2009. The Company redeemed the preferred stock in May 2009.

Jack H. Webb, President and CEO of Alliance said, “We continue to demonstrate the ability to produce solid financial performance in spite of the weak economy within a highly competitive marketplace. Our local community banking model is recognized as a preferred alternative to individuals, businesses and municipalities, which have become increasingly disenchanted by the lack of personal attention from larger financial institutions.”

Webb added, “In the first quarter of this year, we enhanced our commercial banking team. Through their efforts we have attracted several new significant relationships and have a strong pipeline of additional opportunities going into the fourth quarter. Our core deposit levels continue to increase providing the funding necessary for us to continue lending to credit worthy borrowers throughout Central New York.”

Balance Sheet Highlights

Total assets were $1.4 billion at September 30, 2010, which was a decrease of $9.9 million from the end of the second quarter. Total loans and leases (net of unearned income) decreased $13.3 million during the quarter, and were $901.9 million at September 30, 2010. The decrease in loan balances resulted from the continued amortization of our lease portfolio combined with lower commercial line-of-credit utilization and the sale of most residential mortgage originations in the third quarter. Loan origination volumes increased $11.3 million or 16.9% in the third quarter compared with the second quarter, with residential mortgage and commercial loan originations increasing 28% and 47%, respectively, compared to the second quarter.

Commercial loans and mortgages decreased $1.1 million in the third quarter and totaled $226.8 million at September 30, 2010. Originations of commercial loans and mortgages in the third quarter (excluding lines of credit) totaled $19.6 million, compared with $13.3 million in the second quarter of 2010 and $10.5 million in the year-ago quarter.

Residential mortgages outstanding decreased $6.1 million in the third quarter primarily as a result of our plan to sell most of our residential originations on the secondary market because of low interest rates. Originations of residential mortgages totaled $34.7 million in the third quarter of 2010, compared with $27.1 million in the second quarter of 2010 and $37.1 million in the year-ago quarter.

Indirect auto loan balances were $183.6 million at the end of the third quarter, which was essentially unchanged from the end of the second quarter. The Company originated $22.5 million of indirect auto loans in the third quarter, compared with $25.3 million in the second quarter of 2010 and $25.0 million in the year-ago quarter. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as employed in its direct lending programs.

Leases (net of unearned income) decreased $7.0 million in the third quarter as a result of the Company’s previously announced decision to cease new lease originations. The remaining balance of the lease portfolio of $47.5 million is expected to continue to run off at the rate of approximately $6.0 million per quarter over the next twelve months.

The Company’s investment securities portfolio decreased $11.0 million in the third quarter and totaled $395.8 million at September 30, 2010. The Company’s portfolio is comprised entirely of investment grade securities, of which 84% are rated “AAA” by one or more of the nationally recognized rating agencies. The breakdown of the securities portfolio at September 30, 2010 was 78% guaranteed mortgage-backed securities, 19% municipal securities and 1% obligations of U.S. Government-sponsored corporations. Mortgage-backed securities, which totaled $307.2 million at September 30, 2010, are primarily comprised of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, which in turn are backed by the full faith and credit of the federal government. The Company’s municipal securities portfolio, which totaled $77.1 million at the end of the third quarter, is primarily comprised of highly rated general obligation bonds issued by local municipalities in New York State.

The Company recorded net unrealized gains of approximately $11.6 million in its securities portfolio at September 30, 2010.

Deposits increased $7.0 million in the third quarter, and were $1.1 billion at September 30, 2010. Transaction account balances (checking, savings, and money market) increased $32.1 million in the third quarter as the result of growth in commercial and municipal deposits. Since the end of 2009 transaction accounts are up $83.4 million with growth in each of our retail, commercial and municipal lines of business. Time accounts decreased $25.1 million in the third quarter as growth in transaction accounts was used to reduce wholesale brokered deposits. Low cost transaction accounts comprised 69.7% of total deposits at the end of the third quarter, compared with 65.2% at December 31, 2009 and 64.0% at September 30, 2009.

Shareholders’ equity was $134.5 million at September 30, 2010, compared with $132.7 million at the end of the second quarter. Net income for the quarter increased shareholders’ equity by $3.1 million and was partially offset by common stock dividends declared of $1.4 million or $0.30 per common share.

The Company’s Tier 1 leverage ratio was 8.07% and its total risk-based capital ratio was 14.27% at the end of the third quarter, both of which exceeded the regulatory thresholds required to be classified as a well-capitalized institution, which are 5.0% and 10.0%, respectively. The Company’s tangible common equity capital ratio was 6.63% at September 30, 2010.

Asset Quality and the Provision for Credit Losses

The Company’s level of nonperforming assets declined in the third quarter through a combination of collection activities, charge-offs and fewer loans and leases moving into nonperforming status. Nonperforming assets were $8.5 million or 0.59% of total assets at September 30, 2010, compared with $10.3 million or 0.71% of total assets at June 30, 2010, and $9.0 million or 0.64% of total assets at December 31, 2009. Nonperforming assets at the end of the third quarter included nonperforming loans and leases totaling $7.8 million and foreclosed and repossessed collateral totaling $694,000. Conventional residential mortgages comprised $3.1 million (37 loans) or 40.0% of nonperforming loans and leases at September 30, 2010. Commercial loans and mortgages on nonperforming status totaled $3.1 million (29 loans) or 39.9% of nonperforming loans and leases at the end of the third quarter. Leases on nonperforming status totaled $802,000 (23 leases) or 10.3% of nonperforming loans and leases at the end of the third quarter.

Loans and leases past due 30 days or more (including nonperforming) totaled $17.6 million or 1.96% of total loans and leases at September 30, 2010, compared with $16.8 million or 1.84% of total loans and leases at June 30, 2010, and $18.7 million or 2.06% of total loans and leases at December 31, 2009.

The provision for credit losses was $1.1 million and $3.3 million in the quarter and nine months ended September 30, 2010, respectively, compared with $1.1 million and $4.7 million in the year-ago periods, respectively.

Net charge-offs were $922,000 and $2.2 million in the three months and nine months ended September 30, 2010, respectively, compared with $978,000 and $3.8 million in the year-ago periods, respectively. Annualized net charge-offs equaled 0.41% and 0.33%, respectively, of average loans and leases during the three months and nine months ended September 30, 2010, compared with 0.42% and 0.55%, respectively, in the year-ago periods. The provision for credit losses as a percentage of net charge-offs was 119% and 147%, respectively, in the quarter and nine months ended September 30, 2010, compared with 115% and 122%, respectively, in the year-ago periods.

The allowance for credit losses was $10.5 million at September 30, 2010, compared with $10.3 million at June 30, 2010 and $9.4 million at December 31, 2009. The ratio of the allowance for credit losses to total loans and leases was 1.16% at September 30, 2010, compared with 1.12% at June 30, 2010 and 1.03% at December 31, 2009. The ratio of the allowance for credit losses to nonperforming loans and leases was 134.3% at September 30, 2010, compared with 106.3% at June 30, 2010 and 109.7% at December 31, 2009.

Net Interest Income

Net interest income totaled $11.2 million in the three months ended September 30, 2010, which was approximately equal to the third quarter of 2009 and the second quarter of 2010 as the Company’s average earning assets and the tax-equivalent net interest margin remained relatively stable in each of the three quarterly periods. Average interest earning assets were approximately $1.3 billion in the third quarter, and the tax-equivalent net interest margin was 3.57%. The net interest margin was 3.56% in the second quarter of 2010 and 3.62% in the third quarter of 2009.

The Company’s yield on earning-assets was 4.78% in the third quarter, compared with 5.12% in the year-ago quarter and 4.83% in the second quarter of 2010. The Company’s earning assets yield has gradually declined over the past year as the result of reinvestment of cash flows at lower rates, particularly in the securities portfolio, which comprised a larger share of total earning assets in 2010.

The cost of funds was 1.40% in the third quarter, compared to 1.72% in the year-ago quarter and 1.46% in the second quarter of 2010. The cost of funds declined over the past year due to lower interest-bearing deposit rates and wholesale funding costs and a favorable change in the Company’s deposit mix as the result of growth in lower cost transaction accounts. Average transaction account balances increased $83.8 million or 12.3% in the third quarter compared with the third quarter of 2009. Total average transaction accounts were $766.9 million or 68.1% of total average deposits in the third quarter compared with $683.1 million or 62.8% in the year-ago quarter.

Net interest income for the nine months ended September 30, 2010 totaled $33.5 million, an increase of $1.6 million or 4.9% compared with $31.9 million in the year-ago period. Average earning assets increased $23.5 million in the first nine months of 2010 compared with the year-ago period, while the tax-equivalent net interest margin increased 7 basis points to 3.58% in the first nine months of 2010. A decrease of 32 basis points in the Company’s tax-equivalent earning-assets yield in the first nine months of 2010 compared with the same period in 2009 was offset by a decrease of 46 basis points in the cost of funds.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $5.1 million in the third quarter of 2010, compared with $4.8 million in the third quarter of 2009 and $4.9 million in the second quarter of 2010. Non-interest income, excluding gains on security sales, comprised 30.2% of total revenue in the third quarter of 2010 compared with 29.8% in the year-ago quarter and 30.3% in the second quarter of 2010.

Non-interest income totaled $14.6 million in the first nine months of 2010 compared with $14.9 million in the year-ago period. The Company recognized $308,000 in pre-tax securities gains in the third quarter of 2010, down from $1.0 million in 2009. Adjusted for the effect of these gains, non-interest income increased $378,000 primarily due to increases in investment management income, electronic customer transaction fees and gains on sales of loans. Excluding the effect of securities gains, non-interest income comprised 29.9% of total revenue in the first nine months of 2010 compared with 30.3% in the year-ago period.

Non-interest expenses were $11.2 million in the quarter ended September 30, 2010, compared with $10.9 million in the third quarter of 2009 and $11.0 million the second quarter of 2010.

Non-interest expenses were $33.1 million in the nine months ended September 30, 2010 compared with $31.9 million in the first nine months of 2009. Salaries and benefits expense increased $1.8 million or 12.1% compared with the first nine months of 2009. Approximately $975,000 or 55% of this increase represents incremental recurring expense from a combination of new customer service and business development positions, normal salary increases and lower incentive compensation expense in 2009. As required under generally accepted accounting principles, the deferral of salaries and benefits expense in connection with successfully originated loans comprised approximately $386,000 or 22% of the increase in salaries and benefits in 2010 compared with the same period in 2009, due to the substantially higher residential mortgage origination volume in 2009.

FDIC insurance expense decreased $625,000 or 34.3% compared with the first nine-months of 2009 due to a special assessment required of all FDIC-insured banks in 2009. The assessment for Alliance was $676,000 in the second quarter of 2009.

The Company’s efficiency ratio was 70.1% in the third quarter of 2010 compared with 68.2% in the year-ago quarter and 68.3% in the second quarter of 2010. The Company’s efficiency ratio was 69.4% in the nine months ended September 30, 2010 compared with 69.6% in the year-ago period.

The Company’s effective tax rate was 22.6% and 23.9% for the three months and nine months ended September 30, 2010, respectively, compared with 25.4% and 22.4% in the year-ago periods, respectively.

About Alliance Financial Corporation

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail, commercial and municipal banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in subsequent filings with the Securities and Exchange Commission.

Contact:	Alliance Financial Corporation
J. Daniel Mohr, Executive Vice President and CFO
(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$11,549	$12,417	$35,002	$37,605
Federal funds sold and interest bearing deposits	1	1	4	15
Securities	3,552	3,711	10,930	10,273

Total interest income	15,102	16,129	45,936	47,893

Interest expense:
Deposits:
Savings accounts	95	105	298	339
Money market accounts	645	766	2,147	2,573
Time accounts	1,739	2,347	5,633	7,523
NOW accounts	127	120	399	404

Total	2,606	3,338	8,477	10,839

Borrowings:
Repurchase agreements	206	233	607	691
FHLB advances	959	1,149	2,897	3,819
Junior subordinated obligations	171	179	484	647

Total interest expense	3,942	4,899	12,465	15,996

Net interest income	11,160	11,230	33,471	31,897
Provision for credit losses	1,095	1,125	3,285	4,675

Net interest income after provision for credit losses	10,065	10,105	30,186	27,222

Non-interest income:
Investment management income	1,804	1,743	5,439	5,289
Service charges on deposit accounts	1,178	1,297	3,374	3,758
Card-related fees	649	566	1,892	1,654
Insurance agency income	328	338	1,093	1,027
Income from bank-owned life insurance	260	255	795	753
Gain on the sale of loans	323	230	738	505
Gain on sale of securities available-for-sale	308	—	308	1,015
Other non-interest income	289	333	920	887

Total non-interest income	5,139	4,762	14,559	14,888

Non-interest expense:
Salaries and employee benefits	5,576	5,307	16,515	14,728
Occupancy and equipment expense	1,771	1,728	5,451	5,279
Communication expense	158	207	491	594
Office supplies and postage expense	305	359	874	971
Marketing expense	207	228	892	727
Amortization of intangible asset	289	388	869	1,163
Professional fees	762	734	2,330	2,165
FDIC insurance premium	389	434	1,195	1,820
Other operating expense	1,753	1,515	4,517	4,419

Total non-interest expense	11,210	10,900	33,134	31,866

Income before income tax expense	3,994	3,967	11,611	10,244
Income tax expense	904	1,009	2,780	2,293

Net income	$3,090	$2,958	$8,831	$7,951

Dividend and accretion of discount on preferred stock	—	—	—	(1,084)

Net income available to common shareholders	$3,090	$2,958	$8,831	$6,867

Share and Per Share Data
Basic average common shares outstanding	4,624,819	4,521,331	4,610,546	4,503,298
Diluted average common shares outstanding	4,646,889	4,563,168	4,635,454	4,524,057
Basic earnings per common share	$0.66	$0.64	$1.90	$1.50
Diluted earnings per common share	$0.66	$0.64	$1.89	$1.49
Cash dividends declared	$0.30	$0.28	$0.86	$0.80

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	September 30, 2010	December 31, 2009
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$26,521	$26,696
Federal Funds sold	11,400	—
Securities available-for-sale	395,756	362,158
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	8,787	10,074
Loans and leases held for sale	1,351	1,023
Total loans and leases, net of unearned income	901,891	914,162
Less allowance for credit losses	10,466	9,414

Net loans and leases	891,425	904,748

Premises and equipment, net	19,138	20,086
Accrued interest receivable	4,788	4,167
Bank-owned life insurance	28,149	27,354
Goodwill	32,073	32,073
Intangible assets, net	9,206	10,075
Other assets	18,245	18,790

Total assets	$1,446,839	$1,417,244

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	175,272	159,149
Interest bearing	949,851	916,522

Total deposits	1,125,123	1,075,671

Borrowings	142,934	172,707
Accrued interest payable	1,066	1,745
Other liabilities	17,439	17,412
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,312,336	1,293,309

Shareholders’ equity:
Common stock	5,021	4,937
Surplus	44,673	43,013
Undivided profits	91,006	86,194
Accumulated other comprehensive income	5,354	946
Directors’ stock-based deferred compensation plan	(2,895)	(2,499)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	134,503	123,935

Total liabilities and shareholders’ equity	$1,446,839	$1,417,244

Common shares outstanding	4,698,737	4,614,921
Book value per common share	$28.63	$26.86
Tangible book value per common share	$19.84	$17.72

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$2,587	$—	$5,360	$17,176
Securities(1)	404,654	374,718	396,546	339,467
Loans and leases receivable:
Residential real estate loans(2)	353,289	350,798	354,823	340,632
Commercial loans	218,217	210,629	213,854	213,077
Leases, net of unearned income(2)	50,127	79,529	57,100	89,313
Indirect loans	183,242	195,244	182,741	187,415
Other consumer loans	91,210	92,109	91,047	90,939

Loans and leases receivable, net of unearned income	896,085	928,309	899,565	921,376

Total earning assets	1,303,326	1,303,027	1,301,471	1,278,019

Non-earning assets	137,574	131,669	136,180	132,904

Total assets	$1,440,900	$1,434,696	$1,437,651	$1,410,923

Interest bearing liabilities:
Interest bearing checking accounts	$145,045	$116,665	$137,536	$116,097
Savings accounts	102,523	95,048	99,248	91,671
Money market accounts	347,016	311,788	354,059	295,551
Time deposits	359,165	404,397	367,647	381,566
Borrowings	143,729	182,905	146,927	194,950
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,123,252	1,136,577	1,131,191	1,105,609

Non-interest bearing deposits	172,341	159,617	164,397	154,561
Other non-interest bearing liabilities	16,192	16,214	16,492	16,833

Total liabilities	1,311,785	1,312,408	1,312,080	1,277,003
Shareholders’ equity	129,115	122,288	125,571	133,920

Total liabilities and shareholders’ equity	$1,440,900	$1,434,696	$1,437,651	$1,410,923

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	September 30, 2010		June 30, 2010		December 31, 2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale	(Dollars in thousands)
Debt securities:
U.S. Treasury obligations	$3,350	$3,350	$100	$100	$100	$101
Obligations of U.S. government- sponsored corporations	4,765	5,008	5,139	5,400	5,864	6,129
Obligations of states and political subdivisions	73,612	77,106	69,238	71,586	75,104	77,147
Mortgage-backed securities(1)	299,458	307,216	317,569	326,405	273,499	275,680

Total debt securities	381,185	392,680	392,046	403,491	354,567	359,057

Stock investments:
Equity securities	1,932	2,046	1,958	2,255	1,958	2,104
Mutual funds	1,000	1,030	1,000	1,023	1,000	997

Total stock investments	2,932	3,076	2,958	3,278	2,958	3,101

Total available-for-sale	$384,117	$395,756	$395,004	$406,769	$357,525	$362,158

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the full faith and credit of the federal government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	September 30, 2010		June 30, 2010		December 31, 2009
	Amount	Percent	Amount	Percent	Amount	Percent
Loan portfolio composition	(Dollars in thousands)
Residential real estate loans	$348,443	38.8%	$354,544	38.9%	$356,906	39.2%
Commercial loans	116,887	13.0%	122,714	13.5%	111,243	12.2%
Commercial real estate	109,876	12.2%	105,157	11.5%	96,753	10.7%
Leases, net of unearned income	47,451	5.3%	54,402	6.0%	68,224	7.5%
Indirect loans	183,594	20.4%	183,410	20.1%	184,947	20.3%
Other consumer loans	91,885	10.3%	91,073	10.0%	92,022	10.1%

Total loans and leases	898,136	100.0%	911,300	100.0%	910,095	100.0%

Net deferred loan costs	3,755		3,851		4,067
Allowance for credit losses	(10,466)		(10,293)		(9,414)

Net loans and leases	$891,425		$904,858		$904,748

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	September 30, 2010		June 30, 2010		December 31, 2009
Deposit composition	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing checking	$175,272	15.6%	$162,147	14.5%	$159,149	14.8%
Interest bearing checking	143,976	12.8%	141,339	12.6%	130,368	12.1%

Total checking	319,248	28.4%	303,486	27.1%	289,517	26.9%

Savings	101,356	9.0%	103,528	9.3%	94,524	8.8%
Money market	363,847	32.3%	345,385	30.9%	317,051	29.5%
Time deposits	340,672	30.3%	365,771	32.7%	374,579	34.8%

Total deposits	$1,125,123	100.0%	$1,118,170	100.0%	$1,075,671	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	September 30, 2010		June 30, 2010		December 31, 2009
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$6,922	0.78%	$5,864	0.64%	$7,883	0.87%
60 days past due	2,894	0.32%	1,263	0.14%	2,271	0.25%
90 days past due and still accruing	43	—%	—	—%	—	—%
Non-accrual	7,749	0.86%	9,679	1.06%	8,582	0.94%

Total	$17,608	1.96%	$16,806	1.84%	$18,736	2.06%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	September 30, 2010	June 30, 2010	December 31, 2009
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$3,116	$3,444	$2,843
Commercial loans	1,225	1,769	2,167
Commercial real estate	1,888	2,218	1,846
Leases	802	1,496	1,418
Indirect loans	157	193	109
Other consumer loans	561	559	199

Total non-accruing loans and leases	7,749	9,679	8,582
Accruing loans and leases delinquent 90 days or more	43	—	—

Total non-performing loans and leases	7,792	9,679	8,582
Other real estate and repossessed assets	694	603	445

Total non-performing assets	$8,486	$10,282	$9,027

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$10,293	$9,859	$9,414	$9,161

Loans and leases charged-off	(1,119)	(1,292)	(2,834)	(4,991)
Recoveries of loans and leases previously charged-off	197	314	601	1,161

Net loans and leases charged-off	(922)	(978)	(2,233)	(3,830)

Provision for credit losses	1,095	1,125	3,285	4,675

Allowance for credit losses, end of period	$10,466	$10,006	$10,466	$10,006

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended September 30,		At or for the nine months ended September 30,
	2010	2009	2010	2009
Return on average assets	0.86%	0.82%	0.82%	0.65%
Return on average equity	9.57%	9.68%	9.38%	6.84%
Return on average common equity	9.57%	9.68%	9.38%	7.55%
Return on average tangible common equity	14.09%	14.85%	14.04%	11.69%
Yield on earning assets	4.78%	5.12%	4.86%	5.18%
Cost of funds	1.40%	1.72%	1.47%	1.93%
Net interest margin (tax equivalent) (1)	3.57%	3.62%	3.58%	3.51%
Non-interest income to total income (2)	30.21%	29.78%	29.86%	30.31%
Efficiency ratio (3)	70.10%	68.17%	69.43%	69.62%
Common dividend payout ratio (4)	45.45%	43.75%	45.50%	53.69%

Net loans and leases charged-off to average loans and leases, annualized	0.41%	0.42%	0.33%	0.55%
Provision for credit losses to average loans and leases, annualized	0.49%	0.49%	0.49%	0.68%
Allowance for credit losses to total loans and leases	1.17%	1.08%	n/a	n/a
Allowance for credit losses to non-performing loans and leases	134.3%	98.0%	n/a	n/a
Non-performing loans and leases to total loans and leases	0.87%	1.10%	n/a	n/a
Non-performing assets to total assets	0.59%	0.72%	n/a	n/a

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2010			2009
	Third	Second	First	Fourth	Third
	(Dollars in thousands, except share and per share data)
Interest income	$15,102	$15,378	$15,456	$16,069	$16,129
Interest expense	3,942	4,188	4,335	4,585	4,899

Net interest income	11,160	11,190	11,121	11,484	11,230
Provision for credit losses	1,095	1,095	1,095	1,425	1,125

Net interest income after provision for credit losses	10,065	10,095	10,026	10,059	10,105
Other non-interest income	5,139	4,859	4,561	5,923	4,762
Other non-interest expense	11,210	10,963	10,961	11,342	10,900

Income before income tax expense	3,994	3,991	3,626	4,640	3,967
Income tax expense	904	999	877	1,143	1,009

Net income	$3,090	$2,992	$2,749	$3,497	$2,958

Stock and related per share data
Basic earnings per common share	$0.66	$0.64	$0.59	$0.76	$0.64
Diluted earnings per common share	$0.66	$0.64	$0.59	$0.75	$0.64
Basic weighted average common shares outstanding	4,624,819	4,622,660	4,583,617	4,546,819	4,521,331
Diluted weighted average common shares outstanding	4,646,889	4,643,679	4,614,060	4,585,800	4,563,168
Cash dividends paid per common share	$0.30	$0.28	$0.28	$0.28	$0.28
Common dividend payout ratio (1)	45.45%	43.75%	47.46%	37.33%	43.75%
Common book value	$28.63	$28.46	$27.38	$26.86	$27.04
Tangible common book value (2)	$19.84	$19.55	$18.39	$17.72	$17.84

Capital Ratios
Holding Company
Tier 1 leverage ratio	8.07%	7.87%	7.86%	7.55%	7.42%
Tier 1 risk based capital	13.06%	12.69%	12.56%	12.06%	11.53%
Tier 1 risk based common capital (3)	10.17%	9.84%	9.68%	9.22%	8.74%
Total risk based capital	14.27%	13.88%	13.69%	13.13%	12.64%
Tangible common equity to tangible assets(4)	6.63%	6.44%	6.10%	5.95%	5.82%

Bank
Tier 1 leverage ratio	7.67%	7.48%	7.38%	7.14%	6.95%
Tier 1 risk based capital	12.47%	12.12%	11.85%	11.47%	10.84%
Total risk based capital	13.70%	13.32%	12.99%	12.55%	11.97%

Selected ratios
Return on average assets	0.86%	0.83%	0.77%	0.97%	0.82%
Return on average equity	9.57%	9.62%	8.93%	11.13%	9.68%
Return on average tangible common equity	14.09%	14.48%	13.55%	16.76%	14.85%
Yield on earning assets	4.78%	4.83%	4.96%	5.08%	5.12%
Cost of funds	1.40%	1.46%	1.54%	1.61%	1.72%
Net interest margin (tax equivalent) (5)	3.57%	3.56%	3.61%	3.68%	3.62%
Non-interest income to total income (6)	30.21%	30.28%	29.08%	29.35%	29.78%
Efficiency ratio (7)	70.10%	68.31%	69.90%	69.77%	68.17%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.41%	0.23%	0.35%	0.88%	0.42%
Provision for credit losses to average loans and leases, annualized	0.49%	0.49%	0.49%	0.62%	0.49%
Allowance for credit losses to total loans and leases	1.17%	1.12%	1.07%	1.03%	1.08%
Allowance for credit losses to non-performing loans and leases	134.3%	106.3%	101.3%	109.7%	98.0%
Non-performing loans and leases to total loans and leases	0.87%	1.06%	1.06%	0.94%	1.10%
Non-performing assets to total assets	0.59%	0.71%	0.69%	0.64%	0.72%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding

(3)	Tier 1 capital excluding junior subordinated obligations issued to unconsolidated trusts divided by total risk-adjusted assets
(4)	The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. The Company believes TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a company’s financial condition and capital strength. TCE, as defined by the Company, represents common equity less goodwill and intangible assets. A reconciliation from the Company’s GAAP Total Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

(in thousands)	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
Total assets	$1,446,839	$1,456,731	$1,445,326	$1,417,244	$1,456,276
Less: Goodwill and intangible assets, net	41,279	41,568	41,858	42,148	42,438

Tangible assets (non-GAAP)	$1,405,560	$1,415,163	$1,403,468	$1,375,096	$1,413,838

Total Common Equity	134,503	132,712	127,487	123,935	124,770
Less: Goodwill and intangible assets, net	41,279	41,568	41,858	42,148	42,438

Tangible Common Equity (non-GAAP)	93,224	91,144	85,629	81,787	82,332

Total Equity/Total Assets	9.30%	9.11%	8.82%	8.74%	8.57%
Tangible Common Equity/Tangible Assets (non-GAAP)	6.63%	6.44%	6.10%	5.95%	5.82%

(5)	Tax equivalent net interest income divided by average earning assets
(6)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(7)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)